Final Transcript

Aug 11, 2010 / 02:30PM GMT, RXII — Q2 2010 RXi Pharmaceuticals Corporation Earnings Conference Call
CORPORATE PARTICIPANTS
Noah Beerman
RXi Pharmaceuticals Corporation — President and CEO
Amy Tata
RXi Pharmaceuticals Corporation — Principal Accounting Officer
CONFERENCE CALL PARTICIPANTS
Simos Simeonidis
Rodman & Renshaw — Analyst
Pamela Bassett
Cantor Fitzgerald — Analyst
Keith Markey
Griffin Securities — Analyst
Kevin McDevitt
UBS — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the Second Quarter 2010 RXi Pharmaceuticals Corporation Earnings Conference Call. My name is Chenille and I’ll be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a Q&A session towards the end of this call.
(Operator Instructions)
As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Mr. Noah Beerman. Please, proceed.
Noah Beerman - RXi Pharmaceuticals Corporation — President and CEO
Thank you, and good morning. Welcome to RXi Pharmaceuticals’ earnings call for the second quarter ended June 30, 2010. I’m joined today by Amy Tata, our Principal Accounting Officer, and Dr. Pamela Pavco, our VP of Pharmaceutical Development. For today’s call, I will review our key corporate highlights and scientific achievements, then Amy will take you through a review of our financials. I will then wrap up the call with an update on our progress in achieving our 2010 corporate goals and then open it up to Q&A.
Before we start our discussion today, let me first remind our listeners that we’ll be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future development of RXi Pharmaceuticals Corporation’s products.
These forward-looking statements about future expectations, plans and prospects of the development of RXi’s products involve significant risks, uncertainties, and assumptions. Actual results may differ materially from those RXi contemplated by these forward-looking statements as a result of the risk factors discussed in RXi reports on file with the US Securities and Exchange Commission, or SEC, including, but not limited to, RXi’s most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q filed with the SEC.
RXi does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this disclosure.

Final Transcript

Aug 11, 2010 / 02:30PM GMT, RXII — Q2 2010 RXi Pharmaceuticals Corporation Earnings Conference Call
Let me now provide you with a review and update on our activities from the first half of 2010. RXi made tremendous scientific and business progress in the first half of the year, as we transitioned the Company from a research-focused business to one distinguished by our focused therapeutic strategy, compelling product development programs, and validating corporate partnerships. Our efforts and accomplishments have provided a solid foundation for the Company’s continued growth, and we believe we are well positioned to support the next phase of our development.
We’ve defined our therapeutic strategy and designated key programs; advanced our therapeutic platform, including our novel and proprietary self-delivering, or sd-rxRNA, compounds; presented broad-based applications of our proprietary compounds at leading RNAi conferences; published robust scientific findings in peer review journals; established research collaborations to further explore the use of our technology; and raised additional capital to support our technology and product development activities.
Defining our therapeutic focus, which we rolled out this past June, was a very important accomplishment for the Company. While RXi’s therapeutic platform has the potential to be broadly applicable to multiple therapeutic areas, we also realized it was important to focus our resources on a limited number of key therapeutic areas to be most successful. The result of this exercise is a therapeutic strategy which includes core, strategic and opportunistic areas for therapeutic development, and I’ll take you through these.
RXi’s core focus is centered on therapeutic development of products candidates in two areas; dermal anti-scarring and retinal disorders. We are prepared to advance these core programs into development and through clinical proof-of-concept. RXi would also consider partnering these product candidates either during or after this development process.
First off, anti-scarring. This is an attractive therapeutic indication with clear development precedent and limited competition for effective therapies. We estimate the US potential market for skin scarring is up to $4 billion, with approximately 42 million surgical procedures annually leading to scar formation.
Our sd-rxRNA compounds have shown robust delivery and effective target silencing in skin local administration. RXi presented preclinical results exemplifying the performance of these sd-rxRNA compounds in an in vivo model of compromised skin at the International Scar Club Meeting this past March.
For our anti-scarring program, we intend to select a development candidate in 2010 and file an IND in 2011. In addition to aggressively moving forward with this program, our success in dermal anti-scarring may provide additional opportunities in other dermatology applications as well as in anti-fibrotic indications such as pulmonary fibrosis, liver fibrosis, acute spinal cord injury, ocular scarring, and restenosis, which together encompass a potential market size of up to $16 billion.
Our second core focus is retinal disorders. There are multiple retinal diseases with large unmet medical need that are not addressed adequately with currently available therapies. These diseases include wet and dry age-related macular degeneration, diabetic retinopathy, and diabetic macular edema, which together affect approximately 18 million people in the US, and which have an estimated market potential of up to $20 billion.
At the Association for Research in Vision and Ophthalmology, or ARVO, annual meeting this past may, RXi presented data demonstrating unprecedented delivery and effective target silencing in the retina with sd-rxRNA compounds. By applying RXi’s unique delivery — I’m sorry, by applying RXi’s unique technology with existing and novel targets, and possibly multiple targets, we believe we have the potential to develop next-generation treatments for retinal disorders.
We also believe there is an opportunity to potentially improve on existing therapies, extend the time required between doses, and utilize new modes of administration for delivery to the eye. RXi intends to select a retinal disorder development candidate in 2011.
RXi will explore additional indications and proceed through preclinical development — itself and with partners, in additional therapeutic areas that are of strategic interest to the Company. RXi is exploring indications accessible by spinal cord delivery of sd-rxRNA compounds. Direct dosing to the spinal cord could be used for severe central nervous system or spinal cord diseases in both orphan and non-orphan indications, both of which have significant market potential.
RXi plans to leverage early proof-of-concept studies and collaborations to advance programs in this area. The Company intends to advance potential candidates through preclinical studies, as well as seek partners to help support further development.

Final Transcript

Aug 11, 2010 / 02:30PM GMT, RXII — Q2 2010 RXi Pharmaceuticals Corporation Earnings Conference Call
Oncology, and more specifically hepatocellular carcinoma and liver metastases, is the second area of strategic interest for RXi. We believe that these disease areas of high unmet need have a US market potential of up to $4 billion.
Given the emerging emphasis on multi-targeted therapies for cancer, RXi has the ability to develop RNAi compounds against multiple gene targets to generate effective combination therapies. The unique features of the Company’s rxRNA platform may offer new alternatives to treating cancers and could lead to attractive product candidates to further advance in conjunction with partners.
Finally, RXi is also exploring therapeutic areas that are of opportunistic interest to the Company, and is prepared to engage in active development in cases where the program is funded by a partner, or we obtain promising initial results.
Importantly, by defining our therapeutic strategy we now have a scientific and business road map and a solid foundation upon which to build. Whether we are allocating resources to our internal programs, evaluating new technologies and collaborations or discussing broad-based partnering opportunities, our strategy will help guide the direction of the Company and allow us to maintain our focus as we move forward.
Turning now to collaborations and partnerships. 2010 has been a very active year for us, and we expect this to continue. We entered into multiple research collaborations and feasibility agreements to accelerate the development and validate the utility of our proprietary rxRNA technology and other related technologies. These relationships with industry and academic partners are consistent with our therapeutic strategy and have already started to produce promising data.
In June, we initiated a drug research collaboration with Royal Philips Electronics to explore the benefits in preclinical studies of combining their image-guided ultrasound-mediated drug delivery platform with RXi’s sd-rxRNA compounds. Philips’ delivery platform offers researchers a unique approach to investigate the delivery of various therapeutic molecules, including RNAi compounds, across blood vessel barriers and facilitating their uptake in cells.
We are excited about the potential of this approach, which may ultimately be used in developing targeted treatments for a number of disease areas, including cancer and cardiovascular disease. We expect the research to progress rapidly with the first wave of scientific results ready for presentation or publication over the next 12 months.
The collaboration we announced in January of this year with Shalesh Kaushal, MD, Ph.D., Chairman of the Department of Ophthalmology at the University of Massachusetts Medical School, has already produced positive preclinical results.
The data presented at the ARVO annual meeting in May showed effective delivery of RXi’s proprietary sd-rxRNA compounds to retinal cells in the mouse eye, and demonstrated significant target gene silencing in vivo following local administrations. Successful delivery to therapeutically relevant cells of the eye establishes the potential value of sd-rxRNA for the treatment of retinal diseases, one of the areas of core focus for the Company.
We also initiated research agreements with Mirna Therapeutics, miRagen Therapeutics, and Transderm, Incorporated that were a natural fit for our proprietary rxRNA technology. Mirna Therapeutics and RXi are working to combine RXi’s rxRNA technology with Mirna’s microRNA mimics as potential therapeutics in oncology.
miRagen Therapeutics and RXi are evaluating the potential utility of our rxRNA technology against specific microRNA targets of interest to miRagen in the cardiac and neuromuscular disease areas. And Transderm and RXi have been exploring the use of both existing and proprietary RNAi delivery approaches for dermatological applications.
These early stage research agreements are consistent with our strategy of exploring opportunistic areas and will provide RXi with knowledge and information to enhance our therapeutic platform, as well as to help further strengthen our foundation for future growth.
One of our stated 2010 goals has been to complete one or more corporate partnerships. RXi’s continued development of our therapeutic platform, presentation of new preclinical data, and focused therapeutic strategy have provided further strength and clarity to our partnering discussions. We continue to be actively engaged with a number of potential partners, and remain focused and confident in achieving this important goal.
With respect to advances and recognition for our technology, we have continued to publish and present excellent progress with our proprietary RNAi therapeutic platform. This platform, which is comprised of next-generation rxRNA compounds and advanced delivery approaches, continues to produce promising in vitro and in vivo preclinical results.

Final Transcript

Aug 11, 2010 / 02:30PM GMT, RXII — Q2 2010 RXi Pharmaceuticals Corporation Earnings Conference Call
Specifically, new data has been presented throughout the year, including presentations at the Keystone Symposia’s RNA Silencing Mechanism, Biology and Application Conference; the Third International Scar Club Meeting; Association for Cancer Research, or AACR; and IBC TIDES Oligonucleotide and Peptide Technology and Product Development Conference; and the IBC Oligonucleotide Therapeutics Discovery Conference, as well as the ARVO annual meeting, which I mentioned earlier.
In addition, an article entitled Modified sd-rxRNAs are not processed by Dicer maintain potency and are incorporated into the risk complex, or RNA-induced silencing complex was published in the journal Nucleic Acids Research in January 2010. The data expands the understanding of how chemically modified RNAi duplexes interact with key programs involved in the silencing pathway and that longer modified duplexes can be highly potent gene silencers.
These presentations and publications demonstrate the robustness in potential for broad-based applications using our proprietary self-delivering or sd-rxRNA compounds as well as RXi’s other unique RNAi-based compounds, again providing the foundation for growth in many diverse therapeutic areas.
We also just recently announced that RXi was awarded an NIH grant to fund preclinical development of RNAi therapeutics using our proprietary platform. The National Institute of Allergy and Infectious Diseases or the NIAID, part of the NIH, awarded RXi a highly competitive, advanced technology Small Business Innovation Research, or SBIR, grant for preclinical development of RNAi therapeutics using RXi’s novel proprietary therapeutic platform.
RXi was awarded approximately $600,000 over the first two years of this grant. Additional funding of up to $1 million per year, over a time period of up to three years, may be requested for Phase II.
Finally, in March 2010, we successfully raised net proceeds of approximately $11.4 million, which gives us the necessary financial runway and foundation to focus on and achieve our 2010 goals, as well as aggressively advance our therapeutic programs into 2011.
I would also like to mention that one of RXi’s largest shareholders, CytRx Corporation, has been in an orderly way decreasing their position in RXi. We believe that this is ultimately in the best interest of RXi and our shareholders, as we continue to establish ourselves as an independent RNAi-based therapeutics company. CytRx currently owns approximately 17% of RXi’s shares.
Following our March financing, where we had taken down the remainder of our shelf, on May 21, 2010 we filed a new $75 million shelf registration statement with the SEC. It is typical for biotechnology companies at our stage of development to have our shelf registration filed, as it provides us with timely access to financing if and when the market warrants.
I’ll now turn the call over to Amy for an update on our financial performance.
Amy Tata - RXi Pharmaceuticals Corporation — Principal Accounting Officer
Thank you, Noah. Good morning, everyone. I’ll keep my comments brief, so please refer to our release for additional information. At the end of the second quarter, cash, cash equivalents and short-term investments totaled $11.1 million. In addition, we continue to have minimal debt. As of June 30, we have $85,000 in capital lease obligations for equipment used in research and development and technology equipment.
According to accounting principles generally accepted in the United States, our net loss for the second quarter of 2010 was approximately $2.1 million, compared with a net loss of $5.1 million for the same period in 2009. The decrease in net loss of $3 million includes the decrease in operating expenses of $0.2 million and the increase of $2.8 million in other income, of which $2.6 million is a non-cash gain related to the change in the fair value of warrants issued in connection with several financing transactions.
The decrease in operating expenses of $0.2 million is primarily due to a $0.7 million decrease in research and development expenses, offset by a $0.5 million increase in general and administrative expenses. This resulted in a net loss of $0.12 and $0.37 per share on both a basic and diluted basis, based on 18.4 million and 13.8 million weighted average shares outstanding for the second quarter of 2010 and 2009, respectively.
R&D expenses were $2.3 million and $3 million, including approximately $0.8 million and $1.2 million in non-cash stock-based compensation for the second quarter of 2010 and 2009, respectively. The decrease of $0.7 million was primarily due to a decrease in non-employee, non-cash stock-based compensation, offset by an increase in employee non-cash stock-based compensation expenses as a result of additional headcount. I would expect that our R&D expenses will continue to increase as we expand our development activities.

Final Transcript

Aug 11, 2010 / 02:30PM GMT, RXII — Q2 2010 RXi Pharmaceuticals Corporation Earnings Conference Call
G&A expenses were $2.5 million and $2 million, including $0.8 million and $0.6 million in non-cash stock-based compensation from common stock options issued to employees and common stock warrants issued in exchange for services for the second quarter of 2010 and 2009, respectively.
The increase of $0.5 million, or 25%, was primarily due to an increase in both cash and non-cash compensation as a result of additional headcount, as well as an increase in non-cash compensation associated with warrants issued in exchange for investment advisory services.
This wraps up our financial highlights. I will turn it back over to our President and CEO, Noah Beerman.
Noah Beerman - RXi Pharmaceuticals Corporation — President and CEO
Thank you, Amy. I’d like to conclude the call with a review of our 2010 corporate goals. As previously mentioned, 2010 is a pivotal and transitional year for RXi as we evolve from a research stage company to one focused on the advancement of product development programs that are in line with our new therapeutic strategy and the execution of validating corporate partnerships. The goals we set at the beginning of the year reflect the promise of our proprietary technologies, and will create significant value for our company and for our shareholders.
With the necessary cash in hand from a financing earlier this year, our guiding therapeutic strategy and the collective experience of our seasoned management team and advisors, including our Co-Founder and Nobel Laureate, Dr. Craig Mello, we are well positioned to achieve all of the goals set at the beginning of the year, in fact, we have already accomplished four of our six stated goals.
We have defined the therapeutic focus for rxRNA technology, further strengthened our intellectual property, maintained appropriate cash resources to support advancement of our therapeutic pipeline, and continued our moderate cash burn. Our team is focused and confident in the ability to achieve the remaining two goals, which include selecting a product candidate to advance into development and completing one or more corporate partnerships.
In conclusion, I would like to express my enthusiasm for the progress we’ve made this year in laying a solid foundation for growth to our strategy, our committed employees and advisors, our next-generation therapeutic platform, our industry collaborations, and our financial resources. It is an exciting time in RXi’s development, and I look forward to advancing and building the Company and realizing the promise of RNAi therapeutics.
Our next call will be in conjunction with our year-end results, but we will continue to provide updates throughout the year demonstrating our progress on our goals, therapeutic programs and partnerships.
Operator, we would now like to open it up for some questions.